Exhibit (h)(2)(b)

Effective as of April 1, 2007

BlackRock Institutional Management Corporation

Re:	Amended and Restated Administration and Accounting Services Compensation with respect to BlackRock Liquidity Funds

Dear Sir/Madam:

This letter, amended and restated as of April 1, 2007, constitutes our agreement with respect to the compensation of PFPC Inc. (“Sub-Administrator”) under the Sub-Administration Agreement dated February 21, 2006 between BlackRock Institutional Management Corporation (“BlackRock”) and Sub-Administrator, as amended or amended and restated from time to time (the “Agreement”). The Agreement relates to the provision of services by Sub-Administrator to BlackRock that relate to each of BlackRock Liquidity Funds’ (the “Company”) investment portfolios (individually, a “Fund” and collectively, the “Funds”) and/or classes thereof. BlackRock shall pay to Sub-Administrator the compensation set forth below with respect to its provision of services under the Agreement. This fee letter supersedes all previous fee letters with respect to the fees set forth herein.

A.	Administration and Accounting Services

Asset Based Fee:

The following annual fee shall be calculated based upon the Funds’ aggregate average net assets and paid monthly:

.00065% of the Funds’ aggregate average net assets.

The foregoing asset based fee is in addition to any other compensation set forth in this letter.

Annual Base Fee:

The annual base fee shall be $38,250 per Fund. The annual base fee is in addition to any other compensation set forth in this letter.

Annual Late Day Processing Fee:

$15,000 per Fund for each Fund that requires late day processing.

Annual Multiple Class/Feeder Fee:

The following annual multiple class/feeder fee will be calculated based upon the average net assets of each class/feeder and payable monthly:

.0050% of each class/feeder’s average net assets*.

*The multiple class/feeder fee payable to Sub-Administrator will not exceed $24,000 annually per class/feeder.

Annual Taxation Services Fee:

Tax provisions, tax footnotes and excise tax calculation:	$3,750 per Fund
Tax return preparation (1120-RIC, 8613, state returns):	$2,750 per Fund
Year-end ICI reporting, shareholder letter:	$750 per Fund

Base 38a-1 Compliance Support Services:

The base 38a-1 compliance support services fee for three lines of business (i.e., administration and accounting, custody and transfer agency) will be $10,000 per year.

Base 38a-1 compliance support services are the following:

Provide to the Company’s Chief Compliance Officer compliance policies and procedures (including notice of updates thereto) related to services provided to each Fund by Sub-Administrator and, if mutually agreed, certain Sub-Administrator affiliates, summary procedures thereof and a quarterly certification letter.

Out-of-Pocket Expenses:

Sub-Administrator shall receive its reasonable out-of-pocket expenses incurred in connection with the Agreement, including, but not limited to, postage, telephone, telex, overnight express charges, deconversion costs (unless otherwise agreed), costs to obtain independent security market quotes, data repository and analytics suite access fees, record retention/storage, negotiated time and materials for development and programming materials (if applicable), travel expenses and other miscellaneous fees incurred in connection with the Agreement.

B.	Regulatory Filing Services

Form N-CSR Filing Fee: (2 filings per year per registrant)

$1,000 per filing.

Form N-Q Filing Fee: (2 filings per year per registrant)

$750 per filing for the first Fund per registrant and $375 per filing for each additional Fund.

Form N-PX Filing Fee: (1 filing per year per registrant)

$500 per registrant if the Funds hold no voting securities

$1,000 per registrant with 1-10 Funds holding voting securities

$1,500 per registrant with over 10 Funds holding voting securities

Out-of-Pocket Expenses:

Sub-Administrator shall receive its reasonable out-of-pocket expenses incurred on a Fund’s behalf, including, but not limited to, postage, telephone, telex, overnight express charges, charges for use of the financial printer, facsimile and other telecommunication charges and duplicating charges.

C.	Miscellaneous:

Any fee or out-of-pocket expenses not paid within 30 days of the date of the original invoice shall be charged a late payment fee of 1% per month until payment of the fees are received by Sub-Administrator.

The fee for the period from the date hereof until the end of that year shall be prorated according to the proportion which such period bears to the full annual period, with the exception of the regulatory filing services fees.

Each party hereto is represented by counsel, and no presumptions shall arise favoring any party by virtue of the authorship of any provision of this letter.

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If the foregoing accurately sets forth our agreement and you intend to be legally bound hereby, please execute a copy of this letter and return it to us.

Very truly yours,

PFPC INC.

By:
Name:
Title:

Agreed and Accepted:

BLACKROCK INSTITUTIONAL MANAGEMENT CORPORATION

By:
Name:
Title: